Exhibit 99.1

For more information contact

Brendan Burke

Vice President and Treasurer

(817) 224-7742

Brendan.Burke@dyn-intl.com

DYNCORP INTERNATIONAL INC.‘S PARENT REPORTS RESULTS FOR SECOND QUARTER 2014

•	Revenue of $591.0 million

•	Net loss attributable to Delta Tucker Holdings, Inc. of $82.1 million

•	Adjusted EBITDA of $29.7 million

•	Total backlog of $3.2 billion

•	DSO of 64 days

•	Reduced net debt to $518.9 million

•	Term loan principal prepayment of $45.0 million

MCLEAN, Va. - (August 11, 2014) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”), and together with Holdings, (the “Company”), a global services provider, today reported second quarter 2014 financial results.

Second quarter revenue was $591.0 million, compared to $876.5 million in the second quarter 2013, with the decrease primarily driven by the continued drawdown in Afghanistan and delays in new business awards. Net loss attributable to Holdings for the second quarter 2014 was $82.1 million, compared with net income attributable to Holdings of $8.3 million in the second quarter 2013, largely due to the revenue declines discussed above and a non-cash charge of $90.7 million for an impairment of goodwill. The Company reported Adjusted EBITDA of $29.7 million for the second quarter, compared with $48.6 million for the same period in 2013.

“DI’s customers recognize the scope and quality of our services that make DI unique. The dedicated DI professionals who provide critical mission support each day set us apart from the competition and I am honored to work alongside them,” said Jim Geisler, interim chief executive officer. “That said, the business continues to be affected by U.S. government budget pressures and our performance in our DynAviation business is not where we would like it to be. To enhance future financial performance, we are taking steps to achieve operational and cost improvements and we expect to see the benefits of those efforts throughout the remainder of the year.”

Bill Kansky, chief financial officer, added “The Company enjoyed strong cash flow generation this quarter, which allowed us to pay down $45 million on our term loan in the second quarter and $60 million in the first six months of the year, exceeding our full year guidance of $50 million for 2014. Based on our results through June, we now expect to pay down $90 million of debt in 2014, with the remaining $30 million of additional reductions occurring ratably in the third and fourth quarters.”

Second Quarter Highlights

•	In June 2014, DynLogistics received notice to proceed on a task order from the U.S. Department of State Bureau of Information Resource Management to provide global information technology services. The task order has a five-year period of performance, with a total contract value of $165.0 million, if all options are exercised.

•	In April 2014, the Company announced that DynAviation was awarded a task order under the Contract Field Teams (“CFT”) contract to provide aviation maintenance support to the 512th Airlift Wing at Dover Air Force Base. The task order has a one year base and one, one-year option and a potential total value of $8.5 million.

•	In April 2014, the Company announced that DynAviation was awarded a task order under the Logistics Worldwide multiple award contract from the General Services Administration to provide engineering support services. The competitively-awarded task order has one base year with four, one-year options, and a total potential value of $5.0 million.

•	In June 2014, the Company made a principal prepayment of $45.0 million on its Term Loan, bringing total prepayments for the year to $60.0 million.

Reportable Segments Results

DynAviation

Revenue for DynAviation was $300.7 million, compared with $380.4 million for the same period in 2013. The change was primarily the result of a decrease in demand on the INL-Air Wing program in Iraq, in addition to a reduction in volume of certain task orders under the CFT program, and the completion of the G222 and Columbus Support Division contracts. The decrease was partially offset by revenue from the Army Field Maintenance (“AFM”) program and the Multi Sensor Aerial Intelligence Surveillance Reconnaissance program.

Adjusted EBITDA was $14.3 million, compared to $32.2 million for the second quarter 2013, with the decrease attributed to the revenue declines discussed above, the impact of loss contracts, and a change in contract mix on the Theater Aviation Sustainment Manager (“TASM”) task order moving under the AFM contract vehicle. These changes also impacted Adjusted EBITDA as a percentage of revenue, which declined to 4.8%, compared with 8.5% in the second quarter 2013.

DynLogistics

Revenue for DynLogistics was $290.3 million, compared with $500.5 million for the second quarter 2013, based on reduced volume on the Logistics Civil Augmentation Program (“LOGCAP IV”) resulting from the continued drawdown of troops in Afghanistan. Additionally revenue was impacted by de-scoping on the Afghanistan Ministry of Defense Program (“AMDP”) contract, lower volume on the Department of State Civilian Police program (“CivPol”) task orders, as well as, the completion of the Worldwide Protective Services (“WPS”) program in Iraq. This decline was partially offset by increases in revenue from programs including the Enhanced Army Global Logistics Enterprise Fort Campbell program, the War Reserve Materiel II program and the new task order for the Criminal Justice Program Support in Haiti.

Adjusted EBITDA was $12.8 million compared with $14.8 million for the second quarter 2013, with the change primarily a result of lower revenue as described above. Adjusted EBITDA as a percentage of revenue for the second quarter was 4.4% compared to 3.0% during the second quarter of 2013. The increase primarily relates to a favorable change in contract mix.

DynGlobal

DynGlobal brings the full range of DI’s diverse capabilities and decades of experience to international and commercial customers. Initial activities of this segment are focused on the development and growth of this business.

Liquidity

Cash provided by operating activities during the six months ended June 27, 2014, was $54.1 million compared with $50.9 million for the same period in 2013. Cash provided by operations for the six months ended June 27, 2014, was primarily due to improvements in working capital, specifically a decrease in accounts receivable, partially offset by a reduction in accrued liabilities, as well as cash expended to reduce accounts payable and dividends received from equity method investees.

During the quarter the Company also made a $45.0 million principal prepayment on its term loan and ended the quarter with $153.4 million in unrestricted cash. The Company did not have any borrowings under its revolving credit facility at quarter-end.

DSO at the end of the second quarter 2014 was 64 days, a five day decrease from year end due to a focus on managing customer payment cycles.

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on August 11, 2014, to discuss results for the second quarter 2014. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 80336939. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 12:00 p.m. Eastern Time on August 11, 2014, through 11:59 p.m. Eastern Time on September 11, 2014. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2014 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; our dependence on customers within the defense industry and business risks related to that industry, including changing priorities or reductions in the annual U.S. Department of Defense (“DoD”) budgets and the outcome of potential additional reductions due to the sequestration process; the outcome of any material litigation, government investigation, government audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including extending the Continuing Resolution that the DoD is currently operating under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, AMDP, INL, WPS, CFT and LOGCAP IV contracts; changes in the demand for services provided by our joint venture partners; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, IDIQ contracts and indefinite quantity contracts; the timing or magnitude of any award fee granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; decline in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstance or estimates may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability and cash flows; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 14, 2014, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

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(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)	Three Months Ended June 27, 2014	Three Months Ended June 28, 2013	Six Months Ended June 27, 2014	Six Months Ended June 28, 2013
Revenue	$590,966	$876,522	$1,203,725	$1,808,630

Cost of services	(534,589)	(794,573)	(1,095,080)	(1,639,699)
Selling, general and administrative expenses	(32,611)	(34,148)	(66,085)	(69,692)
Depreciation and amortization expense	(12,025)	(12,274)	(23,528)	(24,121)
Earnings from equity method investees	19	927	9,766	3,373
Impairment of goodwill, intangibles and long lived assets	(91,759)	—	(91,759)	—

Operating (loss) income	(79,999)	36,454	(62,961)	78,491

Interest expense	(18,184)	(19,838)	(36,201)	(39,001)
Loss on early extinguishment of debt	(448)	—	(621)	—
Interest income	31	28	84	46
Other income (expense), net	1,469	(2,557)	2,358	(460)

(Loss) income before income taxes	(97,131)	14,087	(97,341)	39,076
Benefit (provision) for income taxes	15,779	(4,588)	15,867	(13,384)

Net (loss) income	(81,352)	9,499	(81,474)	25,692
Noncontrolling interests	(720)	(1,157)	(1,365)	(2,349)

Net (loss) income attributable to DTH, Inc.	$(82,072)	$8,342	$(82,839)	$23,343

Income tax (benefit) provision	(15,779)	4,588	(15,867)	13,384
Interest expense, net of interest income	18,153	19,810	36,117	38,955
Depreciation and amortization(1)	12,261	12,710	24,002	24,998

EBITDA	$(67,437)	$45,450	$(38,587)	$100,680

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (2)	94,659	41	98,909	592
Employee non-cash compensation, severance, and retention expense (3)	1,062	1,309	2,797	1,397
Management fees (4)	484	346	719	820
Acquisition accounting and Merger-related items (5)	548	(1,092)	576	(1,961)
Other (6)	412	2,570	(123)	395

Adjusted EBITDA	$29,728	$48,624	$64,291	$101,923

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(2)	Includes the impairment of goodwill within the LSS reporting unit as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.
(3)	Includes post employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.
(4)	Includes Cerberus Operations and Advisory Company management fees.
(5)	Includes costs incurred pursuant to ASC 805 - Business Combination.
(6)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	DTH, Inc. CY14 QTD Q2				DTH, Inc. CY13 QTD Q2				DTH, Inc. CY14 YTD Q2				DTH, Inc. CY13 YTD Q2
(Amounts in thousands)	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	(9,809)	10,613	(80,803)	(79,999)	(9,731)	31,857	14,328	36,454	(16,088)	21,900	(68,773)	(62,961)	(18,984)	64,618	32,857	78,491
Depreciation and amortization expense (1)	11,883	367	11	12,261	12,173	316	221	12,710	23,246	733	23	24,002	23,928	621	449	24,998
Loss on early extinguishment of debt	(448)	—	—	(448)	—	—	—	—	(621)	—	—	(621)	—	—	—	—
Noncontrolling interests	(720)	—	—	(720)	(1,157)	—	—	(1,157)	(1,365)	—	—	(1,365)	(2,349)	—	—	(2,349)
Other income (loss), net	641	827	1	1,469	(2,557)	—	—	(2,557)	1,435	939	(16)	2,358	(460)	—	—	(460)

EBITDA(2)	1,547	11,807	(80,791)	(67,437)	(1,272)	32,173	14,549	45,450	6,607	23,572	(68,766)	(38,587)	2,135	65,239	33,306	100,680

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	481	1,477	92,701	94,659	—	(4)	45	41	2,994	1,517	94,398	98,909	—	12	580	592
Employee non-cash compensation, severance, and retention expense (4)	(59)	581	540	1,062	1,071	116	122	1,309	1,129	874	794	2,797	1,072	161	164	1,397
Management fees (5)	165	174	145	484	131	112	103	346	214	274	231	719	304	267	249	820
Acquisition accounting and Merger-related items (6)	—	297	251	548	(1,092)	—	—	(1,092)	—	312	264	576	(1,961)	—	—	(1,961)
Other (7)	419	(7)	—	412	2,753	(183)	—	2,570	(90)	(33)	—	(123)	715	(320)	—	395

Adjusted EBITDA	2,553	14,329	12,846	29,728	1,591	32,214	14,819	48,624	10,854	26,516	26,921	64,291	2,265	65,359	34,299	101,923

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(2)	We define EBITDA as GAAP net (loss) income attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(3)	Includes the impairment of goodwill within the LSS reporting unit as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.
(4)	Includes post employment benefit expense related to severance in accordance with ASC 712 - Compensation and relocation expense and share based compensation expense.
(5)	Includes Cerberus Operations and Advisory Company management fees.
(6)	Includes the amortization of intangibles arising pursuant to ASC 805 - Business Combination.
(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	June 27, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$153,413	$170,845
Restricted cash	1,659	1,659
Accounts receivable, net of allowances of $2,063 and $1,621, respectively	483,235	577,136
Other current assets	118,017	124,510

Total current assets	756,324	874,150
Non-current assets	506,859	625,771

Total assets	$1,263,183	$1,499,921

LIABILITIES AND EQUITY
Current liabilities	463,921	552,998

Total current liabilities	463,921	552,998

Long-term debt	672,272	732,272
Long-term deferred taxes	11,528	17,359
Other long-term liabilities	6,852	7,632

Total equity attributable to Delta Tucker Holdings, Inc.	102,775	183,785
Noncontrolling interests	5,835	5,875

Total equity	108,610	189,660

Total liabilities and equity	$1,263,183	$1,499,921

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

OTHER CONTRACT DATA

(Amounts in millions)

	June 27, 2014	December 31, 2013
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,134	$1,541
Unfunded backlog	2,100	2,439

Total Backlog	$3,234	$3,980

(1)	Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED STATEMENT CASH FLOW

	For the six months ended
(Amounts in thousands)	June 27, 2014	June 28, 2013
Cash Flow Information:
Net cash provided by operating activities	$54,085	$50,911
Net cash used in investing activities	(4,418)	(2,841)
Net cash used in financing activities	(67,099)	(30,996)

Net cash provided by operating activities	54,085	50,911
Less: Purchase of property and equipment, net	(6,448)	(1,220)
Proceeds from sale of property, plant and equipment	33	167
Less: Purchase of software	(887)	(2,557)

Free cash flow	$46,783	$47,301